Exhibit 99.2

CONTACT:	Kim Rudd

Executive Assistant

(585) 784-3324

Investors and Media: Melanie Dambre

FTI Consulting

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. TEAMS UP WITH AMAZON

TO PROVIDE TIRE INSTALLATION SERVICES

Initial launch in the Baltimore Metropolitan Area

ROCHESTER, N.Y. – July 26, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that it has collaborated with Amazon.com to provide tire installation services at Monro’s retail tire and automotive service centers throughout the Eastern United States.

Monro’s tire installation services are now available to customers who purchase tires from Amazon.com and select the Ship-to-Store option across Monro’s 52 stores in the greater Baltimore area. Monro will receive the selected tires and complete the tire installation at the date, time, and location designated by the customer.

“As the nation’s largest independently-owned and operated automotive service company, we are thrilled to collaborate with Amazon.com to provide increased convenience and high-quality professional service to Amazon.com customers,” said Brett Ponton, President and Chief Executive Officer. “This option for tire installation aligns perfectly with our Monro.Forward initiative to develop a robust omni-channel presence.”

Initially, the tire installation services are available to Amazon.com customers across Monro’s 52 stores in the greater Baltimore area, which operate under Monro’s Mr. Tire Auto Service Centers brand. Following this initial launch, the collaboration will be expanded to provide this service to Amazon.com customers at Monro’s more than 1,170 retail locations across 27 states.

Earlier this year, the Company launched its Monro.Forward strategy, which focuses on driving operational excellence and delivering a consistent best-in-class customer experience. The Company’s collaboration with Amazon.com is a key component of its customer-centric engagement and omni-channel initiatives.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,174 Company-operated stores, 98 franchised locations, nine wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 27 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.